EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $2.85 on Record Revenues of $228 Million

ROGERS, Ark., Feb. 16, 2021 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) today announced its operating results for the third quarter of fiscal year 2021.

“Our results reflect the power of our business model which, at its core, is based on giving our customers ‘peace of mind’ by ‘keeping them on the road.’ What we do is unique, and our customers recognize and appreciate our passionate approach in providing an outstanding customer experience before, during and after the vehicle sale to help them succeed. As we move forward, we believe more consumers will see the benefits of being part of the Car-Mart Family,” said Jeff Williams, President and CEO. “We are proud of our work, but we believe we are in the early stages of our transformation from a collections company to more of a sales company that is very good at collections. When you combine our community-based bricks and mortar structure with a growing digital presence, for which we are investing significant resources, we are very optimistic about our place in the world and the advantages we will continue to leverage as we move forward.”

“During the quarter, we saw a strong increase in the top line with solid volume productivity improvement. Even with our increasing investments in our infrastructure to support a much larger customer base, we saw nice leveraging of our cost structure. Also, our credit results once again showed significant improvement over prior year quarters,” added Mr. Williams. “We will continue to make significant investments in key areas as we fulfill our vision – to be America’s best auto sales and finance company in the eyes of our associates and customers while improving the communities we serve. We believe that we are seeing some initial benefits from the various initiatives we have been working on and we will continue to push to get better. Our on-going investments will not only keep us relevant but will put us in the position of being a market leader focused on recruiting, training, and retaining great associates, inventory procurement and delivering great customer experience.”

“Foundational to these efforts is a significant investment and upgrade to our information technology platform. We have recently begun the implementation of Microsoft Dynamics 365, a full Enterprise Resource Planning product. An important part of this project will be the Customer Relationship Management module which will allow us to better manage the entire customer relationship journey and to exceed expectations from the consumer viewpoint with heavy emphasis on digital,” added Mr. Williams. “We will continue to increase our investment in the corporate Customer Experience team as we build out an infrastructure to support a larger customer base at the highest levels.”

“We believe we have an obligation to serve significantly more customers over time as customers’ lives and the communities we serve are better because we are there. We are so proud of our team and excited for the opportunities we have in front of us,” said Mr. Williams. “Our balance sheet, which is strong as the result of years of disciplined focus on cash flows, gives us a distinct competitive advantage as we move to pick up market share in areas we already serve, add new dealership locations and look for additional acquisition opportunities. Lastly, we have over 2,000 associates, over 85,000 customers and thousands of vendor partners, and together we have a responsibility to positively contribute to making the world a better place. We take that responsibility very seriously.”

“Revenue increases were driven by a 16.5% increase in the average retail sales price and a 5.6% increase in units sold. We were pleased to see our productivity, the average retail units sold per store per month, improve by 2.0% for the quarter. Productivity increased although we continue to see a tight supply of vehicles at lower price points. We are working diligently in our procurement efforts to provide a quality assortment of vehicles to meet consumer demand,” said Vickie Judy, Chief Financial Officer. “Net charge-offs for the quarter, as a percentage of average finance receivables, were down to 4.9% compared to 5.9% in the prior year quarter, as we continue to work to keep customers on the road and in their vehicles. Although credit results have improved over the nine months since the pandemic began, there is still much uncertainty and as such we have left the allowance at 26.5% of finance receivables, net of deferred revenue. Our investments in our associates and the business are paying off as we had some nice leveraging in our selling, general and administrative expenses decreasing to 16.7% of sales compared to 18.6% in the prior year quarter.”

“Our debt, net of cash, to finance receivables is 27.7%, compared to 30% at the end of the 3rd quarter of fiscal 2020, just prior to the onset of the pandemic. During the quarter, we added $51.7 million in receivables, increased inventory by $1.1 million, funded $2.0 million in net capital expenditures, and repurchased $3.7 million of our common stock, a total of $58.5 million, with only a $12.3 million increase in debt, net of cash. In the last 12 months, we added $137.0 million in receivables, increased inventory by $14.5 million, repurchased $10.0 million of our common stock, and funded $9.3 million in capital expenditures, a total of $170.8 million, with only a $24.1 million increase in debt, net of cash,” added Ms. Judy.

Conference Call

Management will be holding a conference call on Wednesday, February 17, 2021 at 11:00 a.m. Eastern Time to discuss quarterly results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #8139134.

About America’s Car-Mart

America’s Car-Mart, Inc. operates automotive dealerships in twelve states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  new dealership openings.
  performance of new dealerships.
  same dealership revenue growth.
  future revenue growth.
  receivables growth as related to revenue growth.
  gross profit per retail unit sold.
  interest rates.
  future credit losses.
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  seasonality;
  technological investments and initiatives; and
  the Company’s business, operating and growth strategies.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  business and economic disruptions and uncertainty resulting from the ongoing COVID-19 pandemic and efforts to mitigate the financial impact and health risks associated with the pandemic.
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels;
  the adoption and implementation of any future economic stimulus legislation or other government assistance programs for consumers or businesses as a result of the COVID-19 pandemic;
  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively;
  competition;
  dependence on existing management;
  ability to attract, develop and retain qualified general managers;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity; and
  the ability to successfully identify, complete and integrate new acquisitions.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:        Jeffrey A. Williams, President and CEO (479) 464-9944 or Vickie D. Judy, CFO (479) 464-9944

			% Change	As a % of Sales
	Three Months Ended		2021	Three Months Ended
	January 31,		vs.	January 31,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	14,053	13,314	5.6%
Average number of stores in operation	150	145	3.4
Average retail units sold per store per month	31.2	30.6	2.0
Average retail sales price	$13,688	$11,750	16.5
Gross profit per retail unit	$5,774	$4,938	16.9
Same store revenue growth	16.9%	15.1%
Net charge-offs as a percent of average finance receivables	4.9%	5.9%
Collections as a percent of average finance receivables	12.1%	13.2%
Average percentage of finance receivables-current (excl. 1-2 day)	84.3%	82.8%
Average down-payment percentage	5.5%	5.4%

Period End Data:
Stores open	151	145	4.1%
Accounts over 30 days past due	2.8%	3.6%
Active customer count	85,807	80,250	6.9%
Finance receivables, gross	$744,521	$607,537	22.5%

Operating Statement:
Revenues:
Sales	$199,957	$163,253	22.5%	100.0%	100.0%
Interest income	28,303	23,481	20.5	14.2	14.4
Total	228,260	186,734	22.2	114.2	114.4

Costs and expenses:
Cost of sales	118,816	97,504	21.9	59.4	59.7
Selling, general and administrative	33,423	30,331	10.2	16.7	18.6
Provision for credit losses	47,639	40,233	18.4	23.8	24.6
Interest expense	1,705	2,024	(15.8)	0.9	1.2
Depreciation and amortization	906	975	(7.1)	0.5	0.6
Loss (gain) on disposal of property and equipment	22	-	100.0	-	-
Total	202,511	171,067	18.4	101.3	104.8

Income before taxes	25,749	15,667		12.9	9.6

Provision for income taxes	5,867	2,981		2.9	1.8

Net income	$19,882	$12,686		9.9	7.8

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$19,872	$12,676

Earnings per share:
Basic	$3.00	$1.92
Diluted	$2.85	$1.83

Weighted average number of shares used in calculation:
Basic	6,634,125	6,597,643
Diluted	6,966,188	6,940,124

			% Change	As a % of Sales
	Nine Months Ended		2021	Nine Months Ended
	January 31,		vs.	January 31,
	2021	2020	2020	2021	2020
Operating Data:
Retail units sold	40,251	39,600	1.6%
Average number of stores in operation	150	145	3.4
Average retail units sold per store per month	29.8	30.3	(1.7)
Average retail sales price	$13,307	$11,587	14.8
Gross profit per retail unit	$5,691	$4,921	15.7
Same store revenue growth	12.1%	9.8%
Net charge-offs as a percent of average finance receivables	14.5%	17.5%
Collections as a percent of average finance receivables	38.0%	40.0%
Average percentage of finance receivables-current (excl. 1-2 day)	84.6%	83.1%
Average down-payment percentage	6.4%	5.9%

Period End Data:
Stores open	151	145	4.1%
Accounts over 30 days past due	2.8%	3.6%
Active customer count	85,807	80,250	6.9%
Finance receivables, gross	$744,521	$607,537	22.5%

Operating Statement:
Revenues:
Sales	$559,440	$481,070	16.3%	100.0%	100.0%
Interest income	80,091	67,852	18.0	14.3	14.1
Total	639,531	548,922	16.5	114.3	114.1

Costs and expenses:
Cost of sales	330,380	286,215	15.4	59.1	59.5
Selling, general and administrative	94,716	87,298	8.5	16.9	18.1
Provision for credit losses	127,585	112,885	13.0	22.8	23.5
Interest expense	5,082	6,109	(16.8)	0.9	1.3
Depreciation and amortization	2,772	2,913	(4.8)	0.5	0.6
Loss (gain) on disposal of property and equipment	(42)	39	(207.7)	-	-
Total	560,493	495,459	13.1	100.2	103.0

Income before taxes	79,038	53,463		14.1	11.1

Provision for income taxes	18,396	11,379		3.3	2.4

Net income	$60,642	$42,084		10.8	8.7

Dividends on subsidiary preferred stock	$(30)	$(30)

Net income attributable to common shareholders	$60,612	$42,054

Earnings per share:
Basic	$9.14	$6.34
Diluted	$8.73	$6.03

Weighted average number of shares used in calculation:
Basic	6,631,450	6,634,496
Diluted	6,939,164	6,969,848

	January 31,	April 30,	January 31,
	2021	2020	2020

Cash and cash equivalents	$4,161	$59,560	$2,083
Finance receivables, net	$558,941	$466,141	$467,255
Inventory	$68,554	$36,414	$54,026
Total assets	$741,937	$667,324	$597,893
Total debt	$210,478	$215,568	$184,300
Treasury stock	$256,731	$246,911	$246,725
Total equity	$363,274	$302,759	$291,770
Shares outstanding	6,615,688	6,619,319	6,610,116

Finance receivables:
Principal balance	$744,521	$621,182	$607,537
Deferred revenue - payment protection plan	(28,786)	(24,480)	(23,566)
Deferred revenue - service contract	(15,431)	(11,641)	(11,392)
Allowance for credit losses	(185,580)	(155,041)	(140,282)

Finance receivables, net of allowance and deferred revenue	$514,724	$430,020	$432,297

Allowance as % of principal balance net of deferred revenue	26.5%	26.5%	24.5%

Changes in allowance for credit losses:
	Nine Months Ended
	January 31,
	2021	2020
Balance at beginning of period	$155,041	$127,842
Provision for credit losses	127,585	112,885
Charge-offs, net of collateral recovered	(97,046)	(100,445)
Balance at end of period	$185,580	$140,282